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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Mesa Air Group, Inc.:

We consent to incorporation by reference, in the Registration Statements (Nos. 333-09395 and 333-02791) on Form S-8 of Mesa Air Group, Inc. of our report dated January 7, 1999, relating to the consolidated balance sheets of Mesa Air Group, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 annual report on Form 10-K/A of Mesa Air Group, Inc.

Phoenix, Arizona
March 9, 1999

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